EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS THIRD QUARTER AND FIRST NINE MONTHS OF 2023 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
Third quarter Operating EBITDA* of $37.5 million and net loss of $26.0 million
•
Continued strong growth and integration of our mass timber business
•
Enhanced liquidity by completing $200 million 2028 senior note issue and expanding availability under German revolving credit facility by €70 million
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, November 2, 2023 ‑ Mercer International Inc. (Nasdaq: MERC) today reported that Operating EBITDA in the third quarter was $37.5 million compared to $140.9 million in the same quarter of 2022 and improved from negative $68.7 million in the prior quarter of 2023.

In the third quarter of 2023, net loss was $26.0 million (or $0.39 per share) compared to net income of $66.7 million (or $1.01 per basic share and $1.00 per diluted share) in the third quarter of 2022 and a net loss of $98.3 million (or $1.48 per share) in the second quarter of 2023.

In the nine months ended September 30, 2023, Operating EBITDA was negative $3.7 million compared to positive $440.4 million in the same period of 2022. In the nine months ended September 30, 2023, net loss was $154.8 million (or $2.33 per share) compared to net income of $227.0 million (or $3.43 per basic share and $3.41 per diluted share) in the same period of 2022.

Mr. Juan Carlos Bueno, the Chief Executive Officer, stated: “Our third quarter results were significantly better than the second quarter due to lower fiber and other production costs as inflationary pressures eased. Fiber costs for

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

all our mills decreased in the third quarter from the prior quarter driven by the availability of calamity wood in Germany, our renegotiation of fiber costs for Celgar and the ramp up of our wood room at the Peace River mill.

During the third quarter of this year, we continued to be negatively impacted by the overall weakness in the pulp and lumber markets. Pulp prices in China showed modest signs of recovery as customers started restocking. At the end of September, softwood pulp prices in China were $67 per tonne higher and hardwood pulp prices were $55 per tonne higher compared to the end of the second quarter. Late in the third quarter we also started to see modest price improvements in Europe and stabilization in North America.

In the third quarter we had 39 days of downtime (approximately 48,400 ADMTs) at our pulp mills which included 13 days for planned maintenance and 26 days for market curtailment at our Celgar mill. All other mills ran very efficiently during the quarter. In the fourth quarter of 2023, we are planning for a total of 29 days of maintenance downtime (41,200 ADMTs) at our pulp mills.

Since 2021, we have invested approximately $396.6 million to expand our solid wood activities and product mix to acquire the Mercer Spokane Mass Timber facility, Torgau facility and the recent acquisitions of mass timber facilities in Arkansas and Canada. During the quarter both sales volumes and revenues for our mass timber business increased as we continued the integration activities of these operations. The new operations increased both our production capacity and our product range to include glulam products sought by our customers. We saw strong growth in our mass timber business by securing major customer contracts and building up our order book. The scale of these contracts has significantly ramped up operations. The mass timber business is a key component of our strategy and we expect strong growth for the coming years as we continue to ramp up our operations.

In September, we reinforced our liquidity position by completing a private offering of the $200 million 2028 senior notes and increasing the availability of our German revolving credit facility by €70 million to €370 million."

Mr. Bueno concluded: “Although year to date, the pulp and lumber markets have been soft, we are now seeing some improvements, including modestly higher pulp pricing across all our markets and lower costs, particular for fiber. Our team has demonstrated resilience by focusing on the variables we can control such as reducing our inventories and capital spending, and cutting discretionary spending to ensure our cash and liquidity levels continue to be healthy. As a result of our strong liquidity, we are well positioned to continue to execute our strategic plan through this business cycle, while maintaining a strong focus on lowering costs and liquidity. ”

Consolidated Financial Results

	Q3	Q2	Q3	YTD	YTD
	2023	2023	2022	2023	2022
	(in thousands, except per share amounts)
Revenues	$470,821	$529,863	$532,814	$1,523,350	$1,697,881
Operating income (loss)	$(3,426)	$(108,832)	$108,723	$(132,379)	$345,105
Operating EBITDA	$37,527	$(68,680)	$140,867	$(3,683)	$440,393
Net income (loss)	$(25,956)	$(98,306)	$66,746	$(154,840)	$227,015
Net income (loss) per common share
Basic	$(0.39)	$(1.48)	$1.01	$(2.33)	$3.43
Diluted	$(0.39)	$(1.48)	$1.00	$(2.33)	$3.41

Consolidated – Three Months Ended September 30, 2023 Compared to Three Months Ended September 30, 2022

Total revenues in the third quarter of 2023 decreased by approximately 12% to $470.8 million from $532.8 million in the same quarter of 2022 primarily due to lower pulp, energy and lumber sales realizations partially offset by higher sales volumes, the inclusion of Torgau, and higher manufactured product sales realizations.

Costs and expenses in the third quarter of 2023 increased by approximately 12% to $474.2 million from $424.1 million in the third quarter of 2022 primarily due to the inclusion of Torgau and higher sales volumes partially offset by lower per unit fiber, freight and other production costs. In the third quarter of 2023, we received an aggregate of $8.2 million of insurance proceeds relating to the fire last year at our Stendal mill compared to $3.1 million of insurance proceeds in the comparative quarter.

In the third quarter of 2023, Operating EBITDA was $37.5 million compared to $140.9 million in the same quarter of 2022 primarily due to lower pulp, energy and lumber sales realizations partially offset by lower per unit fiber, freight and other production costs and higher sales volumes.

Segment Results

Pulp

	Three Months Ended September 30,
	2023	2022
	(in thousands)
Pulp revenues	$318,102	$395,459
Energy and chemical revenues	$30,751	$61,198
Operating income	$21,181	$109,985

In the third quarter of 2023, pulp segment operating income was $21.2 million compared to $110.0 million in the same quarter of 2022 primarily as a result of lower pulp and energy sales realizations and the negative impact of a weaker dollar partially offset by lower per unit fiber, freight and other production costs, higher sales volumes, and the receipt of insurance proceeds of $8.2 million.

Our pulp segment revenues decreased by approximately 24% to $348.9 million from $456.7 million in the same quarter of 2022 primarily because of the overall weak pulp market and lower energy revenues.

Pulp revenues in the third quarter of 2023 decreased by approximately 20% to $318.1 million from $395.5 million in the same quarter of 2022 due to lower sales realizations only partially offset by higher sales volumes.

Total pulp sales volumes increased by approximately 14% to 487,199 ADMTs in the third quarter of 2023 from 425,854 ADMTs in the same quarter of 2022 primarily because of higher production and the timing of sales.

In the third quarter of 2023, third party industry quoted average list prices for NBSK pulp were materially lower in all our markets compared to the same quarter of 2022. Our average NBSK pulp sales realizations decreased by approximately 27% to $666 per ADMT in the third quarter of 2023 from approximately $911 per ADMT in the same quarter of 2022. In the third quarter of 2023, our average NBHK pulp sales realizations decreased by approximately 46% compared to the same quarter of 2022.

Energy and chemical revenues decreased by approximately 50% to $30.8 million in the third quarter of 2023 from $61.2 million in the same quarter of 2022 as a result of lower energy sales realizations partially offset by higher sales volumes.

Costs and expenses in the third quarter of 2023 decreased by approximately 5% to $327.9 million from $346.7 million in the same quarter of 2022 primarily due to lower per unit fiber, freight and other production costs and the receipt of insurance proceeds in 2023, partially offset by a higher sales volume.

In the third quarter of 2023 per unit fiber costs decreased by approximately 12% from the same quarter of 2022 due to the sale and revaluation in the current quarter of inventory for which we took an impairment charge in the prior quarter. After giving effect to such impairment, per unit fiber costs increased as a result of strong demand in the mills' fiber baskets and lower wood chip availability for our Celgar mill because of regional sawmill curtailments. We currently expect per unit fiber costs to decrease in the fourth quarter of 2023 driven by improved supply.

Solid Wood

	Three Months Ended September 30,
	2023	2022
	(in thousands)
Lumber revenues	$50,815	$54,327
Energy revenues	$5,468	$8,111
Manufactured products revenues(1)	$20,850	$7,117
Pallet revenues	$28,807	$—
Biofuels revenues(2)	$11,387	$—
Wood residuals revenues	$2,220	$4,711
Operating income (loss)	$(19,690)	$2,896

______________

(1)
Manufactured products primarily includes cross-laminated timber, glulam and finger joint lumber.
(2)
Biofuels includes pellets and briquettes.

In the third quarter of 2023, operating loss was $19.7 million compared to operating income of $2.9 million in the same quarter of 2022 primarily due to lower lumber and energy sales realizations partially offset by higher manufactured products sales realizations.

In the third quarter of 2023, solid wood segment revenues increased by approximately 61% to $119.5 million from $74.3 million in the same quarter of 2022 primarily as a result of the inclusion of Torgau and the ramping up of our mass timber operations partially offset by lower lumber and energy revenues.

In the third quarter of 2023, lumber revenues decreased by approximately 6% to $50.8 million from $54.3 million in the same quarter of 2022 due to lower sales realizations partially offset by higher sales volumes. In the third quarter of 2023, both U.S. and European realized lumber prices were lower because of decreased demand as a result of higher interest rates and an uncertain economic outlook compared to the same quarter of 2022. The U.S. market accounted for approximately 57% of our lumber revenues and approximately 49% of our lumber sales volumes in the third quarter of 2023. The majority of the balance of our lumber sales were to Europe.

In the third quarter of 2023, our mass timber operations continued the ramp up of their operations and manufactured products revenues increased to $20.9 million from $7.1 million in the comparative quarter of 2022 as a result of both higher sales volumes and realizations.

Energy and wood residuals revenues in the third quarter of 2023 decreased by approximately 40% to $7.7 million from $12.8 million in the same quarter of 2022 primarily caused by lower sales realizations.

Pallet revenues of $28.8 million and biofuels revenues of $11.4 million in the third quarter of 2023 are from the inclusion of Torgau.

In the third quarter of 2023, lumber production modestly decreased to 94.4 MMfbm from 97.1 MMfbm in the same quarter of 2022 as a result of maintenance downtime and the overall weak lumber market partially offset by the inclusion of Torgau.

Lumber sales volumes increased by approximately 28% to 114.7 MMfbm in the third quarter of 2023 from 89.8 MMfbm in the same quarter of 2022 primarily due to the timing of sales.

Average lumber sales realizations decreased by approximately 27% to $443 per Mfbm in the third quarter of 2023 from approximately $605 per Mfbm in the same quarter of 2022 as a result of lower demand in both the U.S. and European markets.

Manufactured products sales realizations increased to $1,752 per m3 in the third quarter of 2023 from $677 per m3 in the same quarter of 2022 as a result of higher CLT sales volumes.

Fiber costs were approximately 70% of our lumber cash production costs in the third quarter of 2023. In the third quarter of 2023, per unit fiber costs for lumber production modestly decreased compared to the same quarter of 2022 due to an increased supply of beetle damaged wood. We currently expect modestly lower per unit fiber costs in the fourth quarter of 2023 as a result of continuing availability of beetle damaged wood.

Consolidated ‑ Nine Months Ended September 30, 2023 Compared to Nine Months Ended September 30, 2022

Total revenues for the nine months ended September 30, 2023 decreased by approximately 10% to $1,523.4 million from $1,697.9 million in the same period of 2022 primarily due to lower pulp, lumber and energy sales realizations partially offset by the inclusion of Torgau and higher sales volumes.

Costs and expenses in the nine months ended September 30, 2023 increased by approximately 22% to $1,655.7 million from $1,352.8 million in the same period of 2022 primarily caused by the inclusion of Torgau, higher per unit fiber costs, which includes the net inventory impairment charges at our Canadian pulp mills of $56.6 million, higher sales volumes and higher chemical costs. These increases were partially offset by the receipt of $37.7 million of insurance proceeds.

In the nine months ended September 30, 2023, Operating EBITDA was negative $3.7 million compared to a positive $440.4 million in the same period of 2022 primarily due to lower pulp, lumber and energy sales realizations, higher per unit fiber costs, which includes the net inventory impairment charges at our Canadian pulp mills, and higher chemical costs partially offset by insurance proceeds received and higher sales volumes .

Liquidity

During the quarter we increased the availability of our German revolving credit facility by €70.1 million to €370.1 million and completed a private offering of the $200.0 million 2028 senior notes. We utilized approximately $70.0 million of such proceeds to pay down our revolving credit facilities in September and October, 2023.

The following table is a summary of selected financial information as of the dates indicated:

	September 30,	December 31,
	2023	2022
	(in thousands)
Cash and cash equivalents	$343,725	$354,032
Working capital	$796,634	$800,114
Total assets	$2,655,001	$2,725,037
Long-term liabilities	$1,721,683	$1,508,192
Total shareholders' equity	$665,452	$838,784

As of September 30, 2023, we had cash and cash equivalents of $343.7 million and approximately $304.7 million available under our revolving credit facilities and as a result aggregate liquidity of about $648.4 million.

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on December 28, 2023 to all shareholders of record on December 20, 2023. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for November 3, 2023 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/qc4iogaa/ or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the web site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of cross-laminated timber, 45 thousand cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q3	Q2	Q3	YTD	YTD
	2023	2023	2022	2023	2022
	(in thousands, except per share amounts)
Pulp segment revenues	$348,853	$402,694	$456,657	$1,151,948	$1,402,892
Solid wood segment revenues	119,547	126,050	74,266	366,611	290,048
Corporate and other revenues	2,421	1,119	1,891	4,791	4,941
Total revenues	$470,821	$529,863	$532,814	$1,523,350	$1,697,881

Pulp segment operating income (loss)	$21,181	$(83,459)	$109,985	$(49,507)	$271,692
Solid wood segment operating income (loss)	(19,690)	(22,493)	2,896	(69,252)	84,923
Corporate and other operating loss	(4,917)	(2,880)	(4,158)	(13,620)	(11,510)
Total operating income (loss)	$(3,426)	$(108,832)	$108,723	$(132,379)	$345,105

Pulp segment depreciation and amortization	$28,186	$27,783	$28,174	$83,368	$82,859
Solid wood segment depreciation and amortization	12,517	12,126	3,733	44,541	11,719
Corporate and other depreciation and amortization	250	243	237	787	710
Total depreciation and amortization	$40,953	$40,152	$32,144	$128,696	$95,288

Operating EBITDA	$37,527	$(68,680)	$140,867	$(3,683)	$440,393
Income tax recovery (provision)	$(3,984)	$27,479	$(31,294)	$28,851	$(89,656)
Net income (loss)	$(25,956)	$(98,306)	$66,746	$(154,840)	$227,015
Net income (loss) per common share
Basic	$(0.39)	$(1.48)	$1.01	$(2.33)	$3.43
Diluted	$(0.39)	$(1.48)	$1.00	$(2.33)	$3.41
Common shares outstanding at period end	66,525	66,525	66,167	66,525	66,167

Summary Operating Highlights

	Q3	Q2	Q3	YTD	YTD
	2023	2023	2022	2023	2022
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	397.5	450.7	362.9	1,278.2	1,216.7
NBHK	82.5	24.9	82.1	179.7	190.4
Annual maintenance downtime ('000 ADMTs)	13.3	24.5	17.3	51.2	71.5
Annual maintenance downtime (days)	13	25	17	48	60
Pulp sales ('000 ADMTs)
NBSK	425.1	473.6	356.6	1,277.2	1,267.4
NBHK	62.1	63.3	69.3	182.8	185.0
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,160	1,247	1,500	1,261	1,422
China	680	668	969	746	959
North America	1,293	1,510	1,800	1,493	1,690
Average NBHK pulp prices ($/ADMT)(1)
China	530	483	855	574	779
North America	1,023	1,277	1,620	1,274	1,483
Average pulp sales realizations ($/ADMT)(2)
NBSK	666	706	911	735	865
NBHK	530	602	990	642	858
Energy production ('000 MWh)(3)	524.4	538.3	484.2	1,597.4	1,512.4
Energy sales ('000 MWh)(3)	214.8	207.7	174.3	619.4	568.3
Average energy sales realizations ($/MWh)(3)	108	101	339	112	233
Solid Wood Segment
Lumber
Production (MMfbm)	94.4	122.3	97.1	350.7	324.8
Sales (MMfbm)	114.7	133.9	89.8	388.4	310.7
Average sales realizations ($/Mfbm)	443	443	605	438	782
Energy
Production and sales ('000 MWh)	39.0	41.9	20.6	121.4	70.6
Average sales realizations ($/MWh)	140	128	394	136	260
Manufactured products(4)
Production ('000 cubic meters)	10.9	3.2	15.0	14.9	28.0
Sales ('000 cubic meters)	11.0	6.1	10.5	21.4	22.7
Average sales realizations ($/cubic meters)	1,752	2,243	677	1,672	756
Pallets
Production ('000 units)	2,895.1	2,747.2	-	8,522.5	-
Sales ('000 units)	2,765.3	2,882.7	-	8,590.4	-
Average sales realizations ($/unit)	10	11	-	11	-
Biofuels(5)
Production ('000 tonnes)	52.1	43.6	-	128.3	-
Sales ('000 tonnes)	38.7	40.4	-	105.0	-
Average realizations ($/tonne)	294	254	-	284	-
Average Spot Currency Exchange Rates
$ / €(6)	1.0884	1.0888	1.0066	1.0835	1.0636
$ / C$(6)	0.7458	0.7447	0.7659	0.7433	0.7796

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)
Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)
Manufactured products includes cross-laminated timber, glulam and finger joint lumber.
(5)
Biofuels includes pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$470,821	$532,814	$1,523,350	$1,697,881
Costs and expenses
Cost of sales, excluding depreciation and amortization	403,267	367,710	1,430,805	1,187,476
Cost of sales depreciation and amortization	40,884	32,122	128,485	95,223
Selling, general and administrative expenses	30,096	24,259	96,439	70,077
Operating income (loss)	(3,426)	108,723	(132,379)	345,105
Other income (expenses)
Interest expense	(21,863)	(17,935)	(61,001)	(52,731)
Other income	3,317	7,252	9,689	24,297
Total other expenses, net	(18,546)	(10,683)	(51,312)	(28,434)
Income (loss) before income taxes	(21,972)	98,040	(183,691)	316,671
Income tax recovery (provision)	(3,984)	(31,294)	28,851	(89,656)
Net income (loss)	$(25,956)	$66,746	$(154,840)	$227,015
Net income (loss) per common share
Basic	$(0.39)	$1.01	$(2.33)	$3.43
Diluted	$(0.39)	$1.00	$(2.33)	$3.41
Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$343,725	$354,032
Accounts receivable, net	266,927	351,993
Inventories	422,151	450,470
Prepaid expenses and other	31,697	21,680
Total current assets	1,064,500	1,178,175
Property, plant and equipment, net	1,396,747	1,341,322
Investment in joint ventures	43,933	45,635
Amortizable intangible assets, net	50,322	61,497
Goodwill	33,921	30,937
Operating lease right-of-use assets	17,351	15,049
Pension asset	3,514	4,397
Other long-term assets	44,713	48,025
Total assets	$2,655,001	$2,725,037
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$267,343	$377,306
Pension and other post-retirement benefit obligations	523	755
Total current liabilities	267,866	378,061
Long-term debt	1,589,776	1,346,508
Pension and other post-retirement benefit obligations	10,768	12,178
Operating lease liabilities	11,593	9,475
Other long-term liabilities	14,158	14,072
Deferred income tax	95,388	125,959
Total liabilities	1,989,549	1,886,253
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,525,000 issued and outstanding (2022 – 66,167,000)	66,471	66,132
Additional paid-in capital	358,055	354,495
Retained earnings	428,319	598,119
Accumulated other comprehensive loss	(187,393)	(179,962)
Total shareholders’ equity	665,452	838,784
Total liabilities and shareholders’ equity	$2,655,001	$2,725,037

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flows from (used in) operating activities
Net income (loss)	$(25,956)	$66,746	$(154,840)	$227,015
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	40,953	32,144	128,696	95,288
Deferred income tax provision (recovery)	9,520	620	(34,529)	15,627
Inventory impairment (recovery)	(10,000)	—	56,600	—
Defined benefit pension plans and other post-retirement benefit plan expense	621	424	1,518	1,301
Stock compensation expense	1,754	1,214	4,367	3,680
Foreign exchange transaction gains	(4,830)	(11,283)	(4,336)	(24,702)
Other	459	(3,726)	(6,142)	(4,497)
Defined benefit pension plans and other post-retirement benefit plan contributions	(251)	(511)	(1,816)	(2,905)
Changes in working capital
Accounts receivable	65,592	(17,679)	89,102	(4,297)
Inventories	8,543	(8,803)	(19,011)	(23,870)
Accounts payable and accrued expenses	(100,449)	34,323	(107,630)	37,569
Other	(11,290)	(6,809)	(12,265)	(10,198)
Net cash from (used in) operating activities	(25,334)	86,660	(60,286)	310,011
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(37,391)	(48,554)	(110,302)	(128,875)
Acquisition, net of cash acquired	—	(257,367)	(82,100)	(257,367)
Property insurance proceeds	2,727	1,164	5,437	7,574
Proceeds from government grants	4,642	—	4,642	1,067
Purchase of term deposit	—	—	—	(75,000)
Other	716	405	2,641	972
Net cash from (used in) investing activities	(29,306)	(304,352)	(179,682)	(451,629)
Cash flows from (used in) financing activities
Proceeds from issuance of senior notes	200,000	—	200,000	—
Proceeds from (repayment of) revolving credit facilities, net	(3,129)	99,065	51,278	116,503
Dividend payments	(4,989)	(4,962)	(9,971)	(9,922)
Payment of debt issuance costs	(4,552)	(1,849)	(4,552)	(3,033)
Payment of finance lease obligations	(2,058)	(1,640)	(5,845)	(8,246)
Other	(114)	(27)	(343)	(593)
Net cash from (used in) financing activities	185,158	90,587	230,567	94,709
Effect of exchange rate changes on cash and cash equivalents	(131)	(5,502)	(906)	(11,447)
Net increase (decrease) in cash and cash equivalents	130,387	(132,607)	(10,307)	(58,356)
Cash and cash equivalents, beginning of period	213,338	419,861	354,032	345,610
Cash and cash equivalents, end of period	$343,725	$287,254	$343,725	$287,254

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q3	Q2	Q3	YTD	YTD
	2023	2023	2022	2023	2022
Net income (loss)	$(25,956)	$(98,306)	$66,746	$(154,840)	$227,015
Income tax provision (recovery)	3,984	(27,479)	31,294	(28,851)	89,656
Interest expense	21,863	20,091	17,935	61,001	52,731
Other income	(3,317)	(3,138)	(7,252)	(9,689)	(24,297)
Operating income (loss)	(3,426)	(108,832)	108,723	(132,379)	345,105
Add: Depreciation and amortization	40,953	40,152	32,144	128,696	95,288
Operating EBITDA	$37,527	$(68,680)	$140,867	$(3,683)	$440,393